Exhibit 99.1

Jerrick’s Digital Arbitrage

by Jeremy Frommer

Ideology of the Internet:

There are two fundamental macro problems with the Internet for the global market of writers, bloggers, promoters, designers, artists, video producers and scores of other creative individuals. Collectively, this group contributes to and creates over 3.5 million articles and blogs that are published daily worldwide.

The problems are not the complex macro issues that behemoths like Amazon or Google face. Those companies and many more like them are now entrenched within the digital ethos. They are no longer simply utilizing the Internet, they are part of the Internet’s actual landscape. We, who use the Internet, pay them all a toll one way or another. If not with money, then with our data and information.

For the general public, those big cornerstone digital infrastructures (CDI) are simply channels for addressing the general needs of the public. Specifically, the entire Internet evolved as a means to exchange and communicate information resources and services. And, as the Internet became increasingly accessed, it developed into a utility for individuals to improve quality of life through efficiency. Deliver me light bulbs, find me a movie theatre, what time is it in China? They are utilities, they are services, and they are transaction-based. It is the time saving attribute that has served as the catalyst for exponential growth in research and development. Continuously increasing processing power and access to data has driven the exponential rate of development and the amount of transactions that can be processed.

Google is so transaction-based that even a simple search can equate to essentially conducting a transaction. You asked to search for something and, as such, provided a basic, yet useful, piece of information. You paid in data. The fact that you ask for a particular item is a bit of individual data that can be exploited.

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“What time is the new superhero movie playing in New York City?”

This simple question structure, with your particular digital profile, has value to Google. Your digital footprint is accretive to their analysis of proactive human behavior. It is one of many things Google analyzes to improve the efficiency and experience on the Internet for each user. In exchange, Google’s algorithms search all the data that is fundamentally available online and returns an answer tailored to each user. Essentially, in exchange for your personal data, Google offers you more (transaction-oriented) data.

“Movie X is playing at 10:00 pm at the theatre nearest you.”

It gets even deeper than that, given the likelihood that the individual’s next action is reactive to the new data, Google is paid again by this additional data. Google creates transactional opportunities based on your proactive and reactive behavior. Managing this never-ending and ever-evolving algorithmic process and all the problems associated with it are the types of issues that CDIs face.

By comparison, the “creative” (as well as general) public, as individuals, suffers from two more personal yet fundamental macro problems, which are ideological in nature. Since the creation of the Internet and the beginning of the digital age, there has been an ongoing effort to solve for these two problems. I am not referring to basic daily nuisances such as “how do I tweet?” or “I forgot my password,” which are simply CDI functions and part of their utilitarian nature. Solving problems to improve efficiency.

Fundamentally, we – as Americans – are all capitalists in one way or another. Capitalism is woven into the fabric of our culture, as is individual freedoms. So it is logical that the two problems are a product of a capitalistic ideology and a free society having essentially created the Internet and formed the digital age.

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The Problems:

Problem 1 – How can I make money on the Internet?

Problem 2 – How can I scale the money I can make on the Internet?

Jerrick’s Solution:

People essentially want to know how they – as an individual – can use the Internet to make money or gain fame and influence. Every advance in technology has been met with the same questions at ever-increasing intensity. Sociologically, every new platform is viewed through that lens.

The creators of Instagram did not set out to build a platform from which influencers could profit by selling space on their accounts’ feeds to brands that want to associate with them as influencers. In fact, Instagram has never provided a single tool to facilitate that process. It has been the platforms’ users that try to figure out how to monetize it, not the creators (unless, of course, it was for the creators to make money).

I believe that fundamentally, similar to the Instagram example, corporate forces embedded in the Internet do not advocate for a free capitalistically driven Internet. It is not in their interest.

But what if you approached building a company from the point of partnering with the general public – with individuals – thereby eliminating the problem?

That is why Jerrick built Vocal.

There is a negligible chance of the average individual ever making money on the Internet. Even if one figures out how to make money, the odds of being able to scale an opportunity are remote because the deck is stacked against the individual entrepreneur, small brand or amateur promoter -- remember the Instagram example.

People often wonder: if the odds are so slim of achieving monetary success on the Internet, why do so many people continue to chase an unrealistic probability? I am always stunned when those same people asking this question, are the same people who are gambling big money in Las Vegas or buying lottery tickets or risking hard earned money in the stock market with little to no experience.

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Everyone’s an addict to one vice or another, the most popular of which is money. We all are confident believers. The confident believer normally has an edge in their respective challenge, so it should come as no surprise that in the biggest competition in the world, American capitalism, people never stop trying to make money on the Internet.

This fundamental belief gives Jerrick its edge. Instead of trying to figure out how to make money off the public, we would rather partner with them and make money together.

Digital entrepreneurs are the same aggressive capitalistic types who seek fame and riches. It is the same group that is always chasing an edge. They are the influencers who try to make money on Instagram, irrespective of its creator’s intention. What better partner could a company hope for? The supply of prospective partners is vast and it creates one side of Jerrick’s digital strategy. By partnering with content creators and influencers, Jerrick taps into the supply side of digital product or content.

Digital Arbitrage:

By paying writers on a per-view basis, the option embedded in a viral post is maintained by the writer, as well as the publisher. If a post goes viral, the writer will get to capitalize perpetually on the upside.

I refer to the supply side as the left side or buy side of the Digital Arbitrage Trade or Transaction (DATT).

The right side or the sell side of the trade is the sale or sponsorship of a page of content done through a digital interface similar to that of Facebook or Reddit. This side of the trade is made up of inward bound revenue opportunities.

Simply existing at a particular tier of the Internet presents revenue opportunities. Most websites that are reliant on outsourced technology and commercial content management platforms cannot take advantage of their opportunistic position in the evolving architecture of the Internet. Unless a website has substantial control over its content platform, which can only be achieved through a proprietary technology build, most will not be able to transition through the next evolution of the web.

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Monthly metrics of a site naturally draw brands that have marketing dollar capacities to fill. The key is to give them a proper interface that allows for a strong user experience, a targeted community backed by statistical data and, most importantly, transparent reporting of impressions. A content creator is paid X dollars per 1000 reads on the left side of the DATT, and a brand pays X*5 per 1000 reads on the right side of the trade.

Leveling the Playing Field:

By bringing efficiency to the market, leveling the playing field, and providing transparency through vocal.media, Jerrick disrupts the digital spread inherent in online financial transacting. If making money on the Internet becomes more readily attainable, then the larger digital institutions would need to work that much harder to maintain financial flexibility. As a result, there would be further exponential rates of growth in yet another area of the digital infrastructure. If institutionalized businesses like Google need to eventually distribute or share revenues with content creators, they will be forced to identify other areas to make more efficient in order to recapture the lost revenues. This perpetual process is what causes the extraordinary exponential growth rates. Since the Internet is an intangible concept, its scalability is theoretically infinite. As a culture, we have yet to scratch the surface of the efficiencies. This growth affects all of science, from life extension to space travel. More data builds upon more data.

Ironically, as the Millennial generation has become increasingly skeptical of big digital institutions, making money has become less important to them than just having their voice heard. This contrasts greatly with the founding fathers of the Internet. It is part of the disconnect between data mining companies like Google and the next generation of Internet users. Nearly a billion articles were written last year by hundreds of millions of people simply trying to have their voice heard. Less than a decade ago there was no opportunity for any of them to reach even small networks of friends, peers or family.

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The birth of social media changed all that. With social media, everyone could have their voice heard; everyone could have their fifteen minutes of fame. Its birth would quell the masses for nearly a decade as the institutions entrenched themselves into the global architecture of the Internet. Much like the coliseums did for ancient Roman cultures, the Internet captures the global imagination of the people.

Sure, you could have your voice heard, and for a decade the institutions sucked in everything you had to say for free, until they had so much data and knowledge that it became almost impossible for anyone to profit off of their voice, their creativity or their networks. Eventually, it again became difficult to distinguish yourself in a world of a billion voices all speaking at the same time.

Stages of Digital Evolution:

We are in the third stage of digital media evolution. Stage one began in the mid 1990’s with the advent of the Internet and ended in 2002. This was the Internet in its infancy, with only a minimal understanding of the exponentially growing world of technology and content, let alone digital media. The first stage of the Internet revolved around commerce, transactions and utilitarian needs.

The 1990’s witnessed the birth of two of the CDIs, Amazon and eBay, the godfathers of online commerce. Well over a decade later Amazon opened up its product advertising API program, introducing a new era of commerce with their affiliate partners program. This is the first instance of an institutional CDI sharing revenues with the next generation of commerce oriented digital entrepreneurs. Many CDIs will follow this ideology and by 2025 it will be a routine business practice. Ultimately digital commerce, banking and content will unite the world in a global digital community.

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The late 1990’s was a time when Netflix was battling Blockbuster by mailing out DVDs. It would not be until 2007, with over one billion DVDs delivered, that Netflix would truly embark on a digital strategy.

Originally, the Internet served utilitarian or commerce based purposes, such as Ask Jeeves and Pets.com. The web browser was the first legitimate digital tool. A digital tool was an intangible resource that allowed for the human brain to evolve faster. Digital tools allow the brain to spend less time accessing less important functions such as data storage and simple calculations and more time on higher functions like data analysis and synthesis. This has led to an accelerated rate of intellectual evolution.

The digital age began with the giant billboard advertising mentality where digital entrepreneurs would raise millions of dollars to pay for a single ad on the Super Bowl, or some brilliant guy bought a seat at a Yankee game behind home plate and held up a sign during the game that said “Stupid.com” and we all ran to Ask Jeeves what Stupid.com was.

Google beat out the most likely candidates to dominate data on the Internet: Microsoft and Apple – forget Yahoo. That, in hindsight, was a small skirmish for Google. Forget AOL because it was run by executives who believed modems would be “as good as it got.” As a culture we needed to see the first institutional businesses fail to understand that there would always be better, and nothing would ever be “as good as it gets” for a very long time.

Google crushed many a digital icon. Visionaries ran Google; these individuals saw the forest for the trees. You have to forgive IBM, they were not seeing the big picture. Science fact was catching up with science fiction. And if you thought science fiction was better served at the movies, you didn’t understand Generation X. I am Generation X. Star Wars was as much a statement about where we could go as a species as it was about how much money science fiction films make at the theaters.

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As a CDI, Google began expanding its reach into other businesses than just data assembly. They became a revenue machine. Google, as defined by the Alphabet name change, realized that in the digital space, the strength of the company was not in specifically what they could create; it was the strength of the creators and visionaries to continue creating and to constantly maintain the flexibility to pivot to the most desirable space on the Internet. In the pre-digital age, the ability to pivot was seen as a reaction to negative business conditions. Today the ability to pivot is praised for its proactive ability to respond to business evolution. The shift in philosophy is due to the deep amalgamation of technology into workflows for creative professionals.

Google realized that in the digital world, it is about gaining endless real estate that is being created daily by the same world, perpetually reliant on consuming data.

The now defunct Ask Jeeves thought that the future was a British digital butler to whom you type questions. As it turned out, the future was a woman named Siri with whom you could talk, argue and get angry.

The second stage I call The Rise of Content, and it lasted from 2001 to 2012. This period was the birth of content and the granddaddy CDI of all, Wikipedia, born Jan 15th 2001. The post-9/11 decade saw a new age of information as scores of the biggest news organizations scrambled to create online presences; Apple coined the word apps, Starbucks offered free wireless access and the mobile revolution began. Much of this was due to the first systemic shift in intellectual brainpower from downtown New York's financial community to Silicon Valley, driven by the horror and financial turmoil created by 9/11. The existing news agencies – not digital- content savvy – did not notice as CDI Bloomberg took a digital top down approach to the media industry and eventually put hundreds of years of publication brainpower out of business.

Many people initially thought apps would be the medium through which people consume content, but mobile tech quickly changed that quickly and now it is relegated to the gaming industry where there really are no unchallengeable CDIs. That is why gaming is still seen as the wild west of digital development as it influences the future of virtual reality. Instead, as in Microsoft, Apple and Sony’s case, apps are a part of broader CDI strategies; they are more utility than substance.

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The third stage began shortly after the financial crisis came to a close at the end of 2011. Once again, there was a major shift in sheer brainpower from the world of finance to the world of digital media.

Another major factor in the birth of this third stage of the digital evolution was the rise of the Millennial generation. These individuals were born with an almost innate sense of technology that begs many questions of established evolutionary science.

As the first generation to never know a world without the Internet, the Millennial generation is positioned to be the greatest generation ever, but we won’t know their true contribution until they fully mature.

Social Media & Blogs:

Social media had existed for at least six years prior to 2011. Created by Generation X, it had the unique luck of timing to be the first post digital era application or utility perfectly formatted for the first Millennials turning 12 years of age. Dry credit markets and a skeptical private equity community curtailed the growth of social media products, allowing Facebook to gain significant traction to become the first social media CDI.

The new generation of Millennials consumed data differently than Generation X. They also shopped differently. And now they were taking senior positions in content companies and commerce sites, ushering in the era of content to commerce: a world in which window displays, shopping aisles, supply rooms and many employees were rapidly becoming obsolete.

“Brand has become a perception, and perception will often match reality over time. Sometimes it will be ahead, other times it will be behind. But brand is simply a collective impression some have about a product.” –Elon Musk

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The third stage of the digital evolution, content to commerce, though driven in great part by the Millennial generation, was being institutionalized by a now more mature Generation X that was either still migrating away from finance or coming off a decade of experience in Silicon Valley.

People had originally presumed the only way to monetize the power of the Internet was commerce, but commerce sites offered little rich content for Google to measure. After some commerce sites like Amazon were established as CDIs, the market turned its attention to software as a service (SaaS) models. SaaS led to the creation of content management platforms (CMP) that could be licensed to users looking to make money on the Internet. Thus was born the first CMP CDI, WordPress.

WordPress was the first institutionalized company to tackle the management of long form content. Short form content was, and still is, the purview of social media. Ecommerce, digital assets and online traffic marketers offered an endless canvass for a new generation of entrepreneurs, transitioning from the world of finance to the digital world. Never before had a single systemic shift in the market like the financial crisis caused such a fast social migration of talent to a new industry. The level of intellect being plowed into technology was explosive. CMPs offered all of these entrepreneurs a technology infrastructure that a mere seven years ago would have cost nearly 50x to maintain. However, today, that fractional cost seems too much for a platform that has shown little advancement in half a decade.

Content has become so important in the digital space that the most important question is where to put it all. This paved the way for blog sites and WordPress to conquer the then-unexplored territory of the digital ethos. Blog sites were born for people to have their voice heard and Google to search what they had to say. It dominated Internet content from 2002 to 2007 and is responsible for the birth of Reddit. Its greatest strength was its division of content into categories and a self-monitoring filtration and moderation architecture.

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The blog site ultimately didn't work. Your closest friends could hear your voice. You emailed them your newest creation and perhaps a few of them commented. Because of the limited flexibility of early blog sites, content creation was limited, search engine optimization (SEO) was a relatively new concept and voices were drowned out by the lack of organization and distribution that blog sites offered. Social media filled the gap, but decided to limit the creative boundaries of content, adapting a short form content strategy. At the time, the notion of a long form social media site was not yet conceptualized.

There was certainly no way to monetize content as an individual -- there was no market for your voice. Only YouTube offered the novel concept of monetizing video content. The monetization algorithms were kept proprietary, so creators never knew exactly how much they were making and why.

Of all the brilliant methods Google came up with to protect creator’s content and copyright, the best was to essentially stop paying people. Since its inception, YouTube had essentially been paying millions of people to put copyrighted material on video channels. Today, with the exception of the top tier of original content creators, YouTube no longer pays any material value for video content.

Things in the digital world basically remained relatively stagnant throughout the financial crisis. There was very little innovation in content, media and monetization on the Internet during those years.

By comparison, social media exploded along with valuations for any company that could both generate content and sell advertising, irrespective of net earnings. Even the old blog sites jumped on the display advertising bubble.

Now, people would have their voice heard by their friends without an email, and these friends could share their content. Meanwhile, the social media sites that had earlier derided advertising as the end of quality content all jumped on the advertising train. It was low risk, high reward, but the novelty came to an end the moment the innovation train started up again in 2012. Many of these sites continue to burn investors’ cash with no possibility of revival without a brand new content management platform, and even then a complete overhaul of the user experience would be necessary.

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The Future:

By 2014, if you really wanted your voice heard on a social media platform, you were asked to pay another advertising fee to “boost” your content. So, finally, you could have your voice heard, but only if you were willing to pay for it and not profit from it. Almost no one can properly monetize their content on social media, and if social media moved in that direction it would literally have to change its entire business model. That does not mean there are not avenues to take within social media that can create revenue opportunities for content creators, but there really are not systemic solutions.

Like the commerce companies before it, the social media platforms in 2015 opened their platforms to affiliate links, for the first time allowing individuals, companies, and brands to sell products directly to consumers. That scratches the surface of what social media will have to do to attract quality content and increase users in years to come, if they even decide to pursue long form content solutions.

Social media created a fundamental problem for Google and the natural order of the Internet. Google needs rich content to rank uniform resource locators (URL) and data. Social media evolved into a direct competitor to the historical gatekeepers of the Internet since the fall of AOL. Some companies were convinced that they didn't even need websites and migrated to social media sites like Facebook. They were wrong.

The fundamental problem for social media is that it wasn't created to solve the macro problem of how to create searchable rich content; it was a way to communicate with friends. It was meant to replace email, not a website. It never intended to go head to head with Google.

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There was no hybrid of social media and long form rich content until the creation of Medium, founded by Twitter co-founder Evan Williams.

Williams had the foresight to understand that, fundamentally, social media would never be able to properly do long form content inside the searchable web. That is why social media constantly chases utilitarian upgrades like Snapchat and Instagram. Social Media CDIs cannot easily pivot the core model, but they can continue to grow audiences by acquiring new platforms that attract audiences. As development of these platforms continue, the original core models of Facebook become less relevant than gathering data from new sites. The next great wave of acquisitions will be long form social platforms.

Vocal is the Answer:

1.	With vocal.media, content creators are given a tool to optimize SEO while creating rich, qualitative content. The user dashboard allows creators to track their contents’ performance and earn per read. Creators can be anywhere, anytime and create any type (written, video or image based) content for Jerrick’s Vocal platform.

2.	Vocal pays its content creators based on the performance metrics of their content. As Jerrick makes money by charging advertisers on the same cost per impression (CPM) model as it pays content creators, it creates a digital arbitrage. Paying providers X dollars and charging advertisers more than X per CPM creates the arbitrage spread. Both content creators and advertisers are given proprietary digital dashboards to track financials. Jerrick and content creators benefit by increasing views and payouts. It is a partnership born out of mutual benefit.

3.	Jerrick’s proprietary (patent filed) architecture allows rich content publishing in a web-based environment by anyone globally, and the ability to track the performance of the content and be paid for it. This concept does not exist anywhere on the web other than YouTube and Spotify. Vocal, like Medium, self amplifies through proprietary algorithms and social media.

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Vocal Advantages:

1.	Vocal allows users to monetize through self-amplification. Users benefit from the community aspect of individual verticals resting on a single technology architecture. For example, Joe creates an article that is going viral; because Mike's content is recommended in Joe's article, Mike also begins to monetize. This creates tight communities, similar to those successfully made on Reddit, and “gamifies” the community.

2.	Since Vocal's network of sites are niche oriented, content performs better and does not get lost like in YouTube's saturated marketplace of content.

3.	Content produced on Vocal conforms to the highest standards of search engine optimization. Our content creation tools help users build content that not only looks great, but performs well on Google.

4.	Vocal's network, i.e., genre specific verticals, provide a user experience beyond Reddit's platform drawbacks. Vocal allows creators to produce rich experiences for their content.

5.	Vocal's monetization strategy can only be implemented from inception. Previous competitors would have significant barriers to adjusting strategy and would be more compelled to buy smaller start-ups and continue proof of concept long before building internal infrastructure.

6.	Vocal is a multi-site platform, allowing content to be driven between sites through algorithmic direction and an internal targeted advertising platform.

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Jerrick Media Holdings:

One of the key aspects of the Vocal platform is that it was built to correct the fundamental errors Jerrick saw in its branded content sites using cumbersome, off-the-shelf commercial content platforms. Some analysts believe that as much as 90% of all websites are constructed on these types of platforms.

After year one, we began an exhaustive search to find the right external development team to partner with our internal group. We wanted to build our own content management platform.

We knew we could never grow our platform unless it had, theoretically, unlimited scalability. After development began we realized that what we were building would go far beyond our original needs. It would create exponential growth by scaling both horizontally and vertically at the same time.

Horizontally, it grows by adding new website portals (Music, Food, Relationship, etc.) and vertically, by adding an infinite amount of content creators, users and brands. Our staff is comparatively small relative to our current and (perhaps) our future competitors and requires only minimal additions for scale.

Success has been a function of always moving forward. Our ideas and vision developed, pivoted and moved forward. We were also uniquely positioned to take advantage of what was an evolutionary spurt in new technology applications for content management, from Skimlinks to Embedly, both algorithmically developed efficiency tools.

Inspiration for our culture was drawn from my partner Rick Schwartz’s days at the iconic film company Miramax and my positive influences from Wall Street partnerships. Our company is as strong as the people who run it and our employees are a reflection of the culture. The only way to create culture is through partnership.

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Jerrick has a library of original and acquired content. With Vocal we share in a financial partnership with the community of content creators.

In January of 2016, Jerrick completed what is technically called a reverse merger. We bought a pre-existing public company that was closing its operating business, then moved all of our assets and IP into that company and assumed control. The process took well over a year. It was a very logical way to create a publicly traded company for legitimate entrepreneurs and creative professionals. During the early part of the 21st century, a vast amount of private companies had promised eye-popping valuations to its employees and officers who were given stock in the company. It was stock that could not truly be quantified or monetized, as there was no public market for the securities; you could not sell the stock and there was no market to buy it even if you could.

With the collapse of so many tech start-up companies during the financial crisis, it became apparent that the Millennial generation had no trust in something they could not see with their own eyes. They certainly would not buy into partnership at the level it takes to build best in class cultures, unless they actually could see the potential future reward. As such, we decided over four years ago that no matter what we built, one of the premises would be a richly rewarded corporate culture, and the best way to do that is via the stock market.

We have created a new, long form social platform for the market and an opportunity to partner with the global content creator and digital marketing communities.

Thank you to the talented group of Jerrick employees that comprise the collective intelligence of our company.

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